EXHIBIT 2.15.2

SECURITY INTEREST AGREEMENT

Reference is made to (i) that certain Secured Loan Agreement, dated as of January 26, 2012 (the “Loan Agreement”), by and among the Lenders named therein (each, a “Secured Party” and collectively, the “Secured Parties”), and Rosetta Genomics Ltd., incorporated under the laws of the State of Israel, with headquarters (and registered office in accordance with Israeli Companies Law, 1999) located at 10 Plaut Street, Science Park, Rehovot 76706, Israel (the “Company”, or the “Debtor”), and (ii) the Transaction Agreements, including, without limitation, the Debentures. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the relevant Transaction Agreements.

The following terms represent the SECURITY INTEREST AGREEMENT (“Security Interest Agreement”), of even date to the Loan Agreement between each Secured Party and the Debtor.

RECITALS

A.           Pursuant to the Debentures, the Debtor has certain obligations to the Secured Parties (all such obligations, the “Obligations”).

B.           In order to induce each of the Secured Parties to execute and deliver the Transaction Agreements and to make the advances to the Debtor contemplated thereby, and as contemplated by the Loan Agreement and the Debentures, the Debtor has agreed to grant to the Secured Parties a security interest in the Collateral (as defined below) to secure the due and punctual fulfillment of the Obligations as set forth herein and in the Israel Security Agreement. The Secured Parties are willing to enter into the Loan Agreement and the other Transaction Agreements only upon receiving the Debtor’s execution of this Security Interest Agreement and Israel Security Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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Section 1.          Grant of Security Interest.

(a)          In order to secure the due and punctual fulfillment of the Obligations, the Debtor hereby grants, conveys, transfers and assigns to the Secured Parties (and, if there be more than one Secured Party, to each of them based on their respective Allocable Shares, as defined below) a continuing security interest in the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all cash and non-cash proceeds and products thereof.

(b)          For purposes of this Agreement, the following terms shall have the meanings indicated:

“COLLATERAL” is all right, title and interest of Debtor in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: All assets of the Debtor, including, but not limited to: all personal and fixture property of every kind and nature, including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including accounts receivable), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, Securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles); all Equipment; all Intellectual Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Debtor’s books relating to any and all of the above and includes, without limiting the generality of the above, the Securities and Equipment (and related Intellectual Property) and Other Material Assets, if any, listed in Exhibits B-1 and B-2 and the Intellectual Property listed in the relevant Exhibits; provided, however, that such listings shall not limit the Secured Party’s interest in any item of Collateral whether or not specified therein; provided, however, that “Collateral” shall not include (i) rights under or with respect to any General Intangible, license, permit or authorization to the extent any such General Intangible, license, permit or authorization, by its terms or by law, prohibits the assignment of, or the granting of a lien over the rights of a grantor thereunder or which would be invalid or unenforceable upon any such assignment or grant (the “Restricted Assets”), provided that (A) the proceeds of any Restricted Asset shall continue to be deemed to be “Collateral”, and (B) this provision shall not limit the grant of any lien on or assignment of any Restricted Asset to the extent that the UCC or any other applicable law provides that such grant of lien or assignment is effective irrespective of any prohibitions to such grant provided in any Restricted Asset (or the underlying documents related thereto), (ii) any property that now or hereafter is subject to a lien permitted by Section 12(c) hereof (each a “Purchase Money Lien”) to the extent that the lien granted pursuant to this Agreement is specifically prohibited by the documentation governing such Purchase Money Lien, (iii) any U.S. Trademark or service mark application where the grant of the lien hereby would cause the invalidation of such application, (iv) existing license agreements with certain specified institutions, specified in Exhibit B-1 and B-2 (the “Excluded Licenses”) and (v) Existing Liens (as such term is defined in Exhibits A-1 and A-2) provided that (A) once any of the Existing Liens is removed, the assets and rights which were covered by such Existing Lien shall be included in the Collateral, and (B) all residual profits deriving from the assets and from the rights covered by such Existing Lien together with any and all residual considerations, assets and rights received through the realization of such Existing Lien, remaining after the repayment of the debts secured by such Existing Lien shall be be included in the Collateral.

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“CODE” is the Uniform Commercial Code, in effect in the State of New York as in effect from time to time.

“COPYRIGHTS” are all copyrights, copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“EQUIPMENT” has the meaning set forth in the Code and includes all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Debtor has any interest.

“INTELLECTUAL PROPERTY” is all present and future (a) Copyrights, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips or other proprietary information; (d) Patents; (e) Trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses, sublicenses or other rights to use any property or rights of a type described above; a schedule of Intellectual Property is provided in Exhibit C and a schedule of Intellectual Property applications is provided in Exhibits D-1 and D-2 , but such listing shall not limit the Secured Party’s interest in any Intellectual Property or Intellectual Property applications whether or not specified therein;

“ISRAEL SECURITY AGREEMENT” means the Israeli security agreement attached to the Secured Loan Agreement as Annex VII that will be filed with the Israeli Registrar of Companies.

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“OTHER MATERIAL ASSETS” are (a) contract rights (other than those included in Intellectual Property), and (b) all other specific assets listed or described in Exhibits B-1 and B-2 which either or both (i) are material to the business of Debtor and/or (ii) individually have a value estimated by the Debtor to be in excess of $2,500 as of a date within thirty (30) days prior to the Closing Date.

“PATENTS” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same wherever filed.

“SECURITIES” has the meaning ascribed to it in the Securities Act of 1933, as amended, and includes, but is not necessarily limited to, common stock, preferred stock, warrants, rights and other options, promissory notes or other instruments reflecting obligations of other entities; in furtherance of the foregoing, but not in limitation thereof, the term “Securities” specifically includes the securities listed in Exhibits B-1 and B-2.

“TRADEMARKS” are trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Debtor connected with and symbolized by any such trademarks.

All of foregoing definitions apply without regard to the jurisdiction in which the item of Collateral is now or hereafter located and without regard to the jurisdiction which granted, issued or registered a particular right such as, but not necessarily limited to, a right with respect to any Intellectual Property. Notwithstanding the above or any other provision of this Security Agreement to the contrary, the security interest to be created under the Israeli Securty Agreement and registered by the Debtor in Israel with the Israeli Registrar of Companies in accordance with the Israeli Companies Ordinance [New Version] will be the pledge over the pledged properties as detailed in the Israeli Security Agreement (regardless the definition of the term "Collateral" above except for the proviso excluding certain assets and rights from the Collateral which shall apply with respect to the pledge created by the Israeli Security Agreement).

(c)          As used in this Agreement, the term “Company” or “Debtor” refers to (i) the Company itself or (ii) any other relevant Company Group Member, including without limitation, ROSETTA GEONOMICS, INC., a wholly owned subsidiary of the Company incorporated under the laws of the State of Delaware or (iii) any two or more of the parties identified in the preceding clauses (i) and (ii), as the context may allow.

(d)          The security interests granted pursuant to this Section (the “Security Interests”) are granted as security only and shall not subject any of the Secured Parties to, or transfer or in any way affect or modify, any obligation or liability of the Debtor under any of the Collateral or any transaction which gave rise thereto.

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(e)          The term “Allocable Share” means, with respect to each Secured Party (if there is more than one Secured Party), as of the relevant date, the fraction equal to (i) the then outstanding principal balance of the Debentures held by such Secured Party, divided by (ii) the aggregate of the then outstanding principal balance of the Debentures held all Secured Parties.

Section 2.          Filing; Further Assurances. The Debtor will, at its expense, cause to be searched the public records with respect to the Collateral and will execute, deliver, file and record at its expense (in such manner and form as each of the Secured Parties may require), or permit each of the Secured Parties to file and record at its expense, as its attorney in fact, any financing statement, any carbon, photographic or other reproduction of a financing statement or this Security Interest Agreement (which shall be sufficient as a financing statement hereunder), any specific assignments or other paper (and/or any agreements, forms, instruments and notices) that may be reasonably necessary or desirable, or that each of the Secured Parties may request, in order to create, preserve, perfect or validate any Security Interest or to enable each of the Secured Parties to exercise and enforce its rights hereunder with respect to any of the Collateral in any jurisdiction. The Debtor hereby appoints each Secured Party as Debtor's attorney-in-fact to execute in the name and behalf of Debtor such additional financing statements as such Secured Party may reasonably request, in any jurisdiction including the State of Israel and the Israel Patent Office.

Section 3.          Representations and Warranties of Debtor. The Debtor hereby represents and warrants to the Secured Party (a) that, except for the Permitted Liens (as defined below), the Debtor is, or to the extent that certain of the Collateral is to be acquired after the date hereof, will be, the owner of the Collateral, and the Collateral existing on the date hereof is and will continue to be, and, as to Collateral arising after the date hereof, will be free from any adverse lien, security interest or encumbrance; (b) that, except for such financing statements as may be described on Exhibits A-1 and A-2 attached hereto and made a part hereof, ,no financing statement covering the Collateral is on file in any public office, other than the financing statements filed pursuant to this Security Agreement; (c) that all additional information, representations and warranties, if any, contained in Exhibits B-1 and B-2 attached hereto and made a part hereof are, with respect to the subject matter thereof, true, accurate and complete in all material respects on the date hereof,1 and (d) that the statements made in the Recitals of this Security Interest Agreement, which are deemed incorporated herein by reference, are true, accurate and complete in all material respects, (e) to the extent that a valid security interest can be granted in the Collateral pursuant to applicable law or agreement, and subject to existing liens, as stated in Exhibit A-1 and A- 2 and subject to the making of timely filing or other acts to any authorized authority, the security interests granted hereunder to each Secured Party are and will continue to be (or will be, in the case of Collateral hereafter arising) , except for Permitted Liens as stated in Exhibit A-1 and A- 2 a valid first lien on and security interest in the Collateral, superior and prior to the rights of all third parties and (f) Debtor is not presently insolvent and the transfer and pledge of the Collateral to the Secured Party does not result in the insolvency of the Debtor.

1 The Debtor and Secured Party further acknowledge that the Collateral covered by this Agreement is not necessarily limited to collateral specifically identified in Exhibits B or C or in any other provision or exhibit of this Agreement.

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Section 4.          Covenants of Debtor. The Debtor hereby covenants and agrees with each Secured Party that (a) the Debtor will, at the Debtor's sole cost and expense, defend the Collateral against all claims and demands of all persons at any time claiming any interest therein junior to the Secured Party's interest; (b) the Debtor will provide the Secured Party with prompt written notice of (i) any change in the chief executive officer of the Debtor or the office where the Debtor maintains its books and records pertaining to the Collateral; (ii) the movement or relocation of all or a material part of the Collateral to or at any address other than the address of Debtor set forth at the head of this Security Interest Agreement or as set forth in said Exhibits B-1 and B-2; and (iii) any facts which constitute a Debtor Event of Default (as such term is defined below), or which, with the giving of notice and/or the passage of time, could or would constitute a Debtor Event of Default, pursuant to the Section titled “Debtor Events of Default” below; (c) the Debtor will promptly pay any and all taxes, assessments and governmental charges upon the Collateral prior to the date penalties are attached thereto, except to the extent that such taxes, assessments and charges shall be contested in good faith by the Debtor; (d) the Debtor will promptly notify the Secured Party of any event causing a substantial loss or diminution in the value of all or any material part of the Collateral and the amount or an estimate of the amount of such loss or diminution; (e) the Debtor will have and maintain adequate insurance at all times with respect to the Collateral, for such other risks as are customary in the Debtor’s industry for the respective items included in the Collateral, such insurance to be payable to the Secured Party and the Debtor as their respective interests may appear, and shall provide for a minimum of ten (10) days prior written notice of cancellation to the Secured Party, and Debtor shall furnish the Secured Party with certificates or other evidence satisfactory to the Secured Party of compliance with the foregoing insurance provisions; (f) except for the equipment listed in Schedule B-1 that is marked as “Equipment for Sale”, the Debtor will not sell or offer to sell or otherwise assign, transfer or dispose of the Collateral or any interest therein, without the prior written consent of the Secured Party, except (i) in the ordinary course of business, (ii) the sale, disposal or transfer of worn-out or obsolete equipment, and (iii) in connection with Permitted Liens; (g) the Debtor will keep the Collateral free from any adverse lien, security interest or encumbrance (except for Permitted Liens) and in good order and repair, reasonable wear and tear excepted, and will not waste or destroy the Collateral or any part thereof; (h) the Debtor will not use the Collateral in material violation of any law, statute or ordinance of any applicable jurisdiction, the violation of which could materially and adversely affect the Debtor's business: and (i) the Debtor will keep the Excluded Licenses free from any adverse lien, security interest or encumbrance.

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Section 5.          Records Relating To Collateral. The Debtor will keep its records concerning the Collateral at its offices designated above or at such other place or places of business of which the Secured Party shall have been notified in writing no less than ten (10) days prior thereto. The Debtor will hold and preserve such records and chattel paper and will permit representatives of the Secured Party at any time during normal business hours upon reasonable notice to examine and inspect the Collateral and to make abstracts from such records and chattel paper, and will furnish to the Secured Party such information and reports regarding the Collateral as the Secured Party may from time to time reasonably request.

Section 6.          General Authority. From and during the term of any Debtor Event of Default, the Debtor hereby appoints the Secured Party the Debtor's lawful attorney, with full power of substitution, in the name of the Debtor, for the sole use and benefit of the Secured Party, but at the Debtor's expense, to exercise, all or any of the following powers with respect to all or any of the Collateral:

(a)          to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due;

(b)          to receive, take, endorse, assign and deliver all checks, notes, drafts, documents and other negotiable and non-negotiable instruments and chattel paper taken or received by the Secured Party;

(c)          to settle, compromise, prosecute or defend any action or proceeding with respect thereto;

(d)          to sell, transfer, assign or otherwise deal in or with the same or the proceeds thereof or the related goods securing the Collateral, as fully and effectually as if the Secured Party were the sole and absolute owner thereof;

(e)          to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto; and

(f)          to discharge any taxes, liens, security interests or other encumbrances at any time placed thereon;

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provided, that the Secured Party shall give the Debtor not less than ten (10) business days’ prior written notice of the time and place of any sale or other intended disposition of any of the Collateral.

The exercise by a Secured Party of, or the failure of a Secured Party to so exercise, any authority granted herein shall in no manner affect Debtor's liability to such or any other Secured Party, and provided, further, that no Secured Party shall be under any obligation or duty to exercise any of the powers hereby conferred upon it and it shall be without liability for any act or failure to act in connection with the collection of, or the preservation of, any rights under any of the Collateral, and Secured Party shall not be required to proceed against any other person or entity who or which has guaranteed the performance of the Obligations or provided any security therefor before proceeding against Debtor or the Collateral.

Section 7.          Debtor Events of Default.

(a)          The Debtor shall be in default under this Security Agreement upon the occurrence of any of the following events (each, a “Debtor Event of Default”):

(i)          an Event of Default (as defined in the Debenture or other Transaction Agreement or the Israel Security Agreement, ) and all applicable cure periods have expired without such breach having been timely cured; or

(ii)         if any representation or warranty made by the Debtor in this Security Interest Agreement, in the Loan Agreement or in any of the other Transaction Agreements shall be false or misleading in any material respect when madeor

(iii)        Debtor shall breach any covenant of Debtor in this Security Interest Agreement or in any other document or instrument executed by Debtor in favor of or for the benefit of the Secured Party as contemplated by any of the Transaction Agreements and all applicable cure periods have expired without such breach having been timely cured.

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Section 8.          Remedies Upon Debtor Event of Default. If any Debtor Event of Default shall have occurred, then in addition to the provisions of Section 7 hereof, a Secured Party may exercise all the rights and remedies of a secured party under the Code. The Secured Party may require the Debtor to assemble all or any part of the Collateral and make it available to the Secured Party at a place to be designated by the Secured Party which is reasonably convenient. The Secured Party shall give the Debtor ten (10) business days prior written notice of the Secured Party's intention to make any public or private sale or sale at a broker's board or on a securities exchange of the Collateral. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Secured Party, in its sole discretion, may determine. The Secured Party shall not be obligated to make any such sale pursuant to any such notice. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be adjourned. The Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. Notwithstanding the above or any other provision to the contrary hereunder (including the provisions of Section 17 hereunder), the realization of and the exetcise of rights in connection to the security interest created under the Israeli Security Agreement shall be subject to the provisions of Israeli law.

Section 9.          Application of Collateral and Proceeds. The proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in the following order of priorities: (a) first, to pay the reasonable expenses of such sale or other realization, including, without limitation, reasonable attorneys' fees, and all expenses, liabilities and advances reasonably incurred or made by the Secured Party in connection therewith, and any other unreimbursed expenses for which the Secured Party is to be reimbursed pursuant to the Section titled “Expenses; Secured Party's Lien” below; (b) second, to the payment of the Obligations in such order of priority as the Secured Party, in its sole discretion, shall determine; and (c) finally, to pay to the Debtor, or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

Section 10.         Expenses; Secured Party's Lien. If any Debtor Event of Default shall have occurred, the Debtor will forthwith upon demand pay to the Secured Party: (a) the amount which the Secured Party may have been required to pay to free any of the Collateral from any lien thereon; and (b) the amount of any and all reasonable out-of-pocket expenses, including, without limitation, the reasonable fees and disbursements of its counsel, and of any agents not regularly in its employ, which the Secured Party may incur in connection with (i) the collection, sale or other disposition of any of the Collateral; (ii) the exercise by the Secured Party of any of the powers conferred upon it hereunder, or (iii) any Event of Default by the Debtor hereunder.

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Section 11.         Termination of Security Interests; Release of Collateral. Upon the payment or other satisfaction in full of the Obligations owed by Debtor to all Secured Parties, the Security Interests shall terminate and all rights to the Collateral shall revert to the Debtor. Upon any such termination of the Security Interests or release of Collateral, the Secured Party will, at the Debtor's expense, to the extent permitted by law, execute, deliver to the Debtor and file with the appropriate authority such documents as the Debtor shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be (including, without limitation, the filing of termination statements in the appropriate jurisdictions).

Section 12.         Permitted Liens. The Debtor further covenants and agrees that it will not grant any other lien in the Collateral (howsoever denominated) as long as any of the Obligations remain outstanding other than Permitted Liens (as defined below). The term “Permitted Liens” means any one or more of the following:

(a)          liens shown on Exhibits A- 1 attached hereto, each of which represents a security interest granted and perfected prior to the Closing Date to which the Secured Parties have consented to subordinate;

(b)          liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being actively contested in good faith by the Debtor;

(c)          purchase money liens (i) on equipment acquired or held by the Debtor, where such lien was created in connection with the financing of the acquisition of such equipment, or (ii) existing on equipment when such equipment is or was acquired by the Debtor; provided, in each case that the lien is limited to the specific item or items of equipment and improvements and proceeds thereof;

(d)          liens associated with licenses or sublicenses granted by the Debtor in the ordinary course of its business, and not otherwise prohibited by the terms of this Agreement, if such liens have no priority over the Security Interests;

(e)          liens associated with licenses or sublicenses granted to the Debtor in the ordinary course of its business, in connection with the Debtor’s leased premises or leased property, if such liens have no priority over the Security Interests;

(f)          liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature arising in the ordinary course of business so long as such liens attach only to Inventory, securing liabilities which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)          liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than liens imposed by ERISA); and

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(h)          liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (c) but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing lien, and the principal amount of the indebtedness shall not increase.

(i)          Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default; and

(j)          Liens in favor of financial institutions arising in connection with Debtor’s deposit and/or securities accounts held at such institutions.

Section 13.         General. The provisions of Sections 9 through 12, inclusive, of the Loan Agreement are deemed incorporated herein by reference.

Section 14.         Miscellaneous.

(a)          No failure on the part of the Secured Party to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy under this Security Interest Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Secured Party of any right, power or remedy under this Security Interest Agreement preclude the exercise, in whole or in part, of any other right, power or remedy. The remedies in this Security Interest Agreement are cumulative and are not exclusive of any other remedies provided by law. Neither this Security Interest Agreement nor any provision hereof may be changed, waived, discharged or terminated orally but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

(b)          Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the New York Uniform Commercial Code have the meanings therein stated.

(c)          The execution and delivery by Debtor of this Security Interest Agreement and all documents delivered in connection herewith have been duly and validly authorized by all necessary corporate action of Debtor and this Agreement and all documents delivered in connection herewith have been duly and validly executed and delivered by Debtor. The execution and delivery by Debtor of this Security Interest Agreement and all documents delivered in connection herewith will not result in a breach or default of or under the Certificate of Incorporation, By-laws or any agreement, contract or indenture of Debtor. This Security Interest Agreement and all documents delivered in connection therewith are legal, valid and binding obligations of Debtor enforceable against Debtor in accordance with their terms.

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(d)          The Debtor and the Secured Party acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Security Interest Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Security Interest Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(e)          In the event that any action is taken by Debtor or Secured Party in connection with this Security Interest Agreement, or any related document or matter, the losing party in such legal action, in addition to such other damages as he or it may be required to pay, shall pay reasonable attorneys’ fees to the prevailing party.

Section 15.         Execution. As contemplated by the Loan Agreement, this Security Interest Agreement is deemed executed by the Parties hereto by their respective executions of the Loan Agreement. Nevertheless, the Debtor is confirming its execution of this Security Interest Agreement by its signature in the space provided below.

Section 16.         Assignment. Only in connection with the transfer of the rights under the Transaction Agreements in accordance with their terms, a Secured Party may assign or transfer the whole or any part of its security interest granted hereunder. Any transferee of the Collateral shall be vested with all of the rights and powers of the assigning Secured Party hereunder with respect to the Collateral.

Section 17.         Governing Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Security Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Security Agreement.

Section 18.         Jury Waiver Trial. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Debenture.

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Section 19.         Waiver. The Debtor waives any right that it may have to require Secured Party to proceed against any other person, or proceed against or exhaust any other security, or pursue any other remedy Secured Party may have.

Section 20 . License ..To the extent otherwise prohibited under this Agreement, the Company shall seek consent from the Secured Parties prior to entering into any commercial partnership, distribution, sales agency or other similar arrangement relating to Company’s Existing Products (i.e., miRviewtmmets, miRviewtmmets2, miRviewtmsquamous, miRviewtmlung and miRviewtmmeso), which consent shall not be unreasonably withheld or delayed.

[End of text of Security Interest Agreement. ]

Confirmed
Rosetta Genomics Ltd.

By:	/s/ Kenneth A. Berlin
Name and Title: President & CEO

Rosetta Genomics Inc.

By:	/s/ Kenneth A. Berlin
Name and Title: President

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